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EXHIBIT 10.24


                              AT&T CONTRACT TARIFF

                               GENERAL PROVISIONS

- The AT&T tariffs referenced in Section 1., following, may hereinafter be referred to as the Applicable AT&T Tariffs.

- Except as otherwise provided in this CT, the provisions, rates and regulations that apply to the Services Provided specified in Section 1., following, are as set forth in the Applicable AT&T Tariffs that are referenced in Section 1., following, as such tariffs are amended from time to time.

1. Services Provided - AT&T Business Network Service (AT&T Tariff F.C.C. Nos. 1, 9 and 11)

2. CONTRACT TERM; RENEWAL OPTIONS - The term of this Contract Tariff is 3 Years beginning with the first day of the Customer's first full billing cycle under this Contract Tariff, which is referred to as the Customers Initial Service Date (CISD). No renewal option is available for this CT.

3.       Minimum Commitments/Charges - The Minimum Annual Revenue Commitments
(MARC) for the AT&T Business Network (ABN) Service provided under this CT is [**..**] for each year of the CT term.

The MARC will be satisfied by:

(1) The Customer's total monthly non-recurring, recurring and usage charges for ABN Service as defined in the Applicable AT&T Tariffs;

(2) Customer's Qualified AT&T Wireless Services (AWS) charges in AWS Markets only will be included on the ABN Service bill for eligible AWS rate plans ordered under a separate AT&T Contract for ABN Service and/or ordered as specified in the AT&T Service Guide for ABN Service at any time during the Contract Tariff Term. Some AWS services/rate plans are not eligible at this time, including but not limited to, the Corporate Digital Advantage (CDA) rate plans, Group Calling, Business Long Distance Advantage (BLDA), Wireless Office Service (WOS), Wireless Data Services (e.g. PocketNet), and Personal Network. Each end user/customer must comply with all of the terms and conditions related to the end user's/customer's calling plan. Qualified AWS Charges retire the ABN Service MARC, which include the following: (a) one-time charges for Service activation, conversion, and charges for changing rate plans, (b) monthly wireless access charges, (c) home wireless airtime charges, (d) roaming airtime charges incurred by Numbers provisioned from AWS Markets while roaming in other AWS Markets, (e) charges for detail billing, (f) charges for additional wireless service features such as voice mail, but excluding enhanced features such as directory assistance or fee-based information services where AWS or Carrier pays a fee to a third-party vendor for use of the feature, and (g) associated 10288 cellular long distance usage. All Wireless ABN Service charges are not eligible to receive ABN Service discounts, neither the ABN Service aggregate discount nor the Monthly Growth Incentive (MGI) discount. Only AWS Corporate Liability subscribers are eligible end users under ABN Service; AWS Employee Sponsorship subscribers are not eligible at this time under ABNS.

(3) Customer's total gross monthly billed charges for Alternative Communications Capabilities, ordered under a separate AT&T Contract for ABN Service and/or ordered as specified in the AT&T Service Guide for ABN Service at any time during the Contract Tariff Term.

The Shortfall provisions for this CT are the same provisions as specified in the Applicable AT&T Tariffs for the ABN Term Pricing Plan.

4.       Contract Price

A. The Contract Price for the AT&T Services Provided under this CT is the same as the undiscounted Recurring and Nonrecurring Rates and Charges specified in the AT&T Tariffs listed in Section 1., preceding.

B. The Contract Price for the AWS and Alternative Communications Capabilities ordered as described in Section 3., above, is the same as the Charges specified in the AT&T Service Guide for ABN Service and/or in the separate AT&T Contract for ABN Service.

5. Discounts - The following discounts are the only discounts for the Services Provided under this CT and will be applied to the Customer's ABN Service bill.

A. The Customer will receive the same discounts as the ABN Term Pricing Plan (TPP) as specified in AT&T Tariff F.C.C. No.1, equal to the term and commitment provided under this CT.

B. In addition to the above discounts, the Customer will receive an additional [**..**] discount on the total monthly billed charges for the Services Provided under this CT, excluding Access and the Other Qualifying Service Categories as specified in AT&T Tariff F.C.C. No.1. However, the total of this additional discount and the discount received in 5.A., above, cannot exceed [**..**] for Voice Domestic, [**..**] for Voice International and [**..**] for Access.

C. When the Customer orders Alternative Communications Capabilities as specified in the AT&T Service Guide for ABN Service, the Customer will receive a [**..**] discount based on the total gross monthly billed charges for those ABN Alternative Communications Capabilities ordered, unless otherwise specified in the AT&T Service Guide for ABN Service.

D. ABN - Monthly Growth Incentive (MGI) Discount - The Customer will receive the MGI Discount as specified in the Applicable AT&T Tariffs for ABN Service.

6.       Classifications, Practices and Regulations

A. Promotions, Credits and Waivers - The Customer is ineligible for any promotions, credits or waivers for the Services Provided under this Contract Tariff, which are filed or which may be filed in the AT&T tariffs specified in
Section 1, preceding.

The waivers referenced in the Applicable AT&T Tariffs for ABN Service will apply to this Contract Tariff.

B. Discontinuance - The Discontinuance provisions for this CT are the same provisions as specified in the Applicable AT&T Tariffs for the ABN Term Pricing Plan.

C. Availability - This CT is available only to Customers who: (1) will order this CT only once, either by the Customer or any Affiliate of the Customer, which is any entity that owns a controlling interest in either the Customer or an Affiliate of the Customer, or any entity in which a controlling interest is owned by either the Customer or an Affiliate of the Customer; (2) are current in payment to AT&T for its existing tariffed telecommunications services; (3) during the first year commit
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to satisfy 100% of the total ABN Service usage under this CT with usage for services not previously provided by AT&T, that is, usage from services previously provided by another lnterexchange Carrier; (4) order service within 30 days after the effective date of this CT for initial installation of the Services Provided under this CT within 30 days after the date ordered.


PRINTED IN U.S.A.
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                                                           AT&T MA REFERENCE NO.


                          GENERAL TERMS AND CONDITIONS


The following terms and conditions shall apply to the provision and use of the products and services ("Service or "Services") provided by AT&T pursuant to this Agreement.

1.0      DEFINITIONS

1.1 "Affiliate" of a party means any entity that controls, is controlled by or is under common control with such party, and, in the case of AT&T, it also means any entity which AT&T has authorized to offer any Service or part of any Service. "Content" means information made available, displayed or transmitted in connection with a Service (including, without limitation, information made available by means of an HTML "hot link", a third party posting or similar means) including all trademarks, service marks and domain names contained therein as well as the contents of any bulletin boards or chat forums, and, all updates, upgrades, modifications and other versions of any of the foregoing.

1.3 "Use"' means anyone who uses or accesses any Service purchased by You under this Agreement.

2.0      CHARGES AND BILLING

2.1 You shall pay AT&T for Your and Users' use of the Services at the rates and charges specified in the Attachments, without deduction, setoff or delay for any reason. Charges set forth in the Attachments are exclusive of any applicable taxes. You may be required at any time to pay a deposit if AT&T determines that You are not creditworthy.

2.2 You shall pay all shipping charges, taxes (excluding those on AT&T's net income) and other similar charges (and any related interest and penalties) relating to the sale, transfer of ownership, installation, license, use or provision of the Services, except to the extent a valid tax exemption certificate is provided by You to AT&T prior to the delivery of Services.

2.3 Payment in U.S. currency is due within thirty (30) days after the date of the invoice and shall refer to the invoice number. Restrictive endorsements or other statements on checks accepted by AT&T will not apply. You shall reimburse AT&T for all costs (including reasonable attorney fees) associated with collecting delinquent or dishonored payments. At AT&T's option, interest charges may be added to any past due amounts at the lower of 1.5% per month or the maximum rate allowed by law.

3.0      RESPONSIBILITIES OF THE PARTIES

3.1 AT&T agrees to provide Services to You, subject to the availability of the Services, in accordance with the terms and conditions, and at the charges specified in this Agreement, consistent with all applicable laws and regulations.

3.2 You shall assure that Your and Users' use of the Services and Content will at all times comply with all applicable laws, regulations and written and electronic instructions for use. AT&T reserves the right to terminate affected Attachments, suspend affected Services, and/or remove Your or Users' Content from the Services, if AT&T determines that such use or Content does not conform with the requirements set forth in this Agreement or interferes with AT&T's ability to provide Services to You or others or receives notice from anyone that Your or Users' use or Content may violate any laws or regulations. AT&T's actions or inaction under this Section shall not constitute review or approval of Your or Users' use or Content. AT&T will use reasonable efforts to provide notice to You before taking action under this Section.

4.0      USE OF INFORMATION

4.1 All documentation, technical information, Software, business information, or other materials that are disclosed by either party to the other in the course of performing this Agreement shall be considered proprietary information ("INFORMATION") of the disclosing party, provided such information is in written or other tangible form that is clearly marked as "proprietary" or "confidential". This Agreement shall be deemed to be AT&T and Your INFORMATION. Your Content shall be deemed to be Your INFORMATION.

4.2 Each party's INFORMATION shall, for a period of three (3) years following its disclosure (except in the case of Software, for an indefinite period): (i) be held in confidence; (ii) be used only for purposes of performing this Agreement (including in the case of AT&T, the ability to monitor and record Your transmissions in order to detect fraud, check quality, and to operate, maintain and repair the Services) and using the Services; and (iii) not be disclosed except to the receiving party's employees, agents and contractors having a need-to-know (provided that such agents and contractors are not direct competitors of either party and agree in writing to use and disclosure restrictions as restrictive as this Article 4), or to the extent required by law (provided that prompt advance notice is provided to the disclosing party to the extent practicable).

4.3 The restrictions in this Article shall not apply to any information that: (i) is independently developed by the receiving party; or (ii) is lawfully received by the receiving party free of any obligation to keep it confidential; or (iii) becomes generally available to the public other than by breach of this Agreement.

5.0      PUBLICITY AND MARKS

5.1 NO PUBLIC STATEMENTS OR ANNOUNCEMENTS RELATING TO THIS AGREEMENT SHALL BE issued by either party without the prior written consent of the other party.

5.2 Each party agrees not to display or use, in advertising or otherwise, any of the other party's trade names, logos, trademarks, service marks or other indicia of origin (collectively "Marks") without the other party's prior written consent, provided that such consent may be revoked at any time.

6.0      SOFTWARE

6.1 AT&T grants You a personal, non-transferable and non-exclusive license (without the right to sublicense) to use, in object code form, all software and associated written and electronic documentation and data furnished pursuant to the Attachments (collectively, the "Software"), solely in connection with the Services and solely in accordance with applicable written and electronic documentation. You will refrain from taking any steps to reverse assemble, reverse compile or otherwise derive a source code version of the Software. The Software shall at all times remain the sole and exclusive property of AT&T or its suppliers. "Third-Party Software" means Software that bears a copyright notice of a third party. "AT&T Software" means all Software other than Third-Party Software.

6.2 You shall not copy or download the Software, except to the extent expressly provided otherwise in the applicable documentation for the Service or in a writing signed by AT&T. Any copy must contain the same copyright notices and proprietary markings as the original Software.

6.3 You shall assure that Your Users comply with the terms and conditions of this Article 6. The term of the license granted hereunder shall be coterminous with the Attachment which covers the Software.

6.3 You agree to comply with any additional restrictions that are provided with any Third-Party Software.

6.4 AT&T warrants that all AT&T Software will perform substantially in accordance with its applicable published specifications during a warranty period of ninety (90) days beginning on the date of delivery of the AT&T Software to You. If You return to AT&T, within the ninety
         (90) day warranty period, any AT&T Software that does not comply with this warranty, then AT&T, at its option, will either repair or replace the portion of the AT&T Software that d6es not comply or refund the amount paid by You for such failed or defective AT&T Software. This warranty will apply only if the AT&T Software is used in accordance with the terms of this Agreement and is not altered, modified or tampered with by You or Users.

7.0      ADJUSTMENTS TO MINIMUM PURCHASE COMMITMENTS

In the event of a business downturn beyond Your control, or a corporate divestiture, merger, acquisition or significant restructuring or reorganization of your business, or network optimization using other AT&T Services, or reduction of the rates and charges, or chronic Service failures, or force major events, any of which significantly impairs your ability to meet Your minimum purchase commitments under an Attachment, AT&T will offer to adjust the affected commitments so as to reflect Your reduced traffic volumes, after taking into account the effect of such a reduction on AT&T's costs and the AT&T prices that would otherwise be available at the revised commitment levels. If we reach mutual agreement on revised purchase commitments, we will amend or replace the affected Attachment, as applicable. This provision shall not apply to a change resulting from a decision by You to transfer portions of Your traffic or projected growth to service providers other than AT&T. You must give AT&T written notice of the conditions You believe will require the application of this provision. This provision does not constitute a waiver of any charges, including shortfall charges, incurred by You prior to amendment or replacement of the affected Attachment.

8.0      FORCE MAJEURE

Neither AT&T nor You shall be liable for any delay, failure in performance, loss or damage due to: fire, explosion, power blackout, earthquake, flood, the elements, strike, embargo, labor disputes, acts of civil or military authority, war, acts of God, acts or omissions of carriers or suppliers, acts of regulatory or governmental agencies, or other causes beyond such party's reasonable control, whether or not similar to the foregoing, except that Your obligation to pay for charges incurred for Services received by You shall not be excused.

9.0      LIMITATIONS OF LIABILITY

9.1 For purposes of all exclusive remedies and limitations of liability set forth in this Agreement or any Attachment, "AT&T" shall be defined as AT&T, its Affiliates, and its and their employees, directors, officers, agents, representatives, subcontractors, interconnection service providers and suppliers; and "You" shall be defined as You, Your Affiliates, and Your and their employees, directors, officers, agents, and representatives; and "Damages" will refer collectively to all injury, damage, liability, loss, penalty, interest and expense incurred.

         EITHER PARTY'S ENTIRE LIABILITY AND THE OTHER PARTY'S EXCLUSIVE REMEDIES, FOR ANY DAMAGES CAUSED BY ANY SERVICE DEFECT OR FAILURE, OR FOR OTHER CLAIMS ARISING IN CONNECTION WITH ANY SERVICE OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE: FOR BODILY INJURY OR DEATH TO ANY PERSON, OR REAL OR TANGIBLE PROPERTY DAMAGE, NEGLIGENTLY CAUSED BY A PARTY, OR DAMAGES ARISING FROM THE WILLFUL MISCONDUCT OF A PARTY OR ANY

9.2      REACH OF ARTICLES 4 OR 5, THE OTHER PARTY'S RIGHT TO PROVEN DIRECT
         DAMAGES;
         (ii)     FOR DEFECTS OR FAILURES OF SOFTWARE, THE REMEDIES SET FORTH IN
                  SECTION 6.6;
         (iii) FOR INTELLECTUAL PROPERTY INFRINGEMENT, THE REMEDIES SET FORTH IN ARTICLE 11;
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         (iv)     FOR DAMAGES OTHER THAN THOSE SET FORTH ABOVE AND NOT EXCLUDED
                  UNDER THIS AGREEMENT, EACH PARTY'S LIABILITY SHALL BE LIMITED TO PROVEN DIRECT DAMAGES NOT TO EXCEED PER CLAIM (OR IN THE AGGREGATE DURING ANY TWELVE (12) MONTH PERIOD) AN AMOUNT EQUAL TO THE TOTAL NET PAYMENTS MADE BY YOU FOR THE AFFECTED SERVICE DURING THE THREE (3) MONTHS PRECEDING THE MONTH IN WHICH THE DAMAGE OCCURRED. THIS SHALL NOT LIMIT YOUR RESPONSIBILITY FOR THE PAYMENT OF ALL PROPERLY DUE CHARGES UNDER THIS AGREEMENT.

9.3 EXCEPT FOR THE PARTIES' ARTICLE 11 OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, RELIANCE OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, ADVANTAGE, SAVINGS OR REVENUES OF ANY KIND OR INCREASED COST OF OPERATIONS.

9.4 AT&T ALSO SHALL NOT BE LIABLE FOR ANY DAMAGES ARISING OUT OF OR RELATING TO: INTEROPERABILITY, ACCESS OR INTERCONNECTION OF THE SERVICES WITH APPLICATIONS, EQUIPMENT, SERVICES, CONTENT OR NETWORKS PROVIDED BY YOU OR THIRD PARTIES; SERVICE INTERRUPTIONS OR LOST OR ALTERED MESSAGES OR TRANSMISSIONS); OR, UNAUTHORIZED ACCESS TO OR THEFT, ALTERATION, LOSS OR DESTRUCTION OF YOUR, USERS' OR THIRD PARTIES' APPLICATIONS, CONTENT, DATA, PROGRAMS, INFORMATION, NETWORK OR SYSTEMS.

9.5 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AT&T MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON~INFRINGEMENT OR ANY WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE. EQUIPMENT PROVIDED BY AT&T IN CONJUNCTION WITH A SERVICE IS PROVIDED ON AN "AS IS BASIS.

9.6      THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT SHALL APPLY:
         (i) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE; AND (ii) WHETHER OR NOT DAMAGES WERE FORESEEABLE. THESE LIMITATIONS OF LIABILITY SHALL SURVIVE FAILURE OF ANY EXCLUSIVE REMEDIES PROVIDED IN THIS AGREEMENT.

10.0     TERMINATION

10.1 If a party fails to perform or observe any material term or condition of this Agreement and the failure continues unremedied for thirty (30) days after receipt of written notice, (i) the other party may terminate for cause any Attachment affected by the breach, or (ii) where the failure is a non-payment by You of any charge when due, AT&T may, at its option, terminate or suspend Service or require a deposit under affected Attachments.

10.2 An Attachment may be terminated immediately upon written notice by: (i) either party if the other party has violated the other party's Marks, becomes insolvent or involved in a liquidation or termination of its business, files a bankruptcy petition, has an involuntary bankruptcy petition filed against it (if not dismissed within thirty (30) days of filing), becomes adjudicated bankrupt, or becomes involved in an assignment for the benefit of its creditors; or (ii) either party due to a material breach of any provision of Article 4.

10.3 You shall be responsible for payment of all charges under a terminated Attachment incurred as of the effective date of termination. You shall also be liable to AT&T for Termination Charges, if specified in a terminated Attachment, in the event that AT&T terminates under Section
         10.1 or 10.2, or You terminate without cause.

10.4 Termination by either party of an Attachment does not waive any other rights or remedies it may have under this Agreement. Termination or suspension of an Attachment shall not affect the rights and obligations of the parties under any other Attachment.

11.0     FURTHER RESPONSIBILITIES

11.1 AT&T agrees to defend or settle any claim against You and to pay all Damages that a court may award against You in any suit, that alleges a Service infringes any patent, trademark, copyright or trade secret, except where the claim or suit arises out of or results from: Your or User's Content; modifications to the Service or combinations of the Service with non-AT&T services or products, by You or others; AT&T's adherence to Your written requirements; or, use of the Service in violation of this Agreement. You agree to defend or settle, at Your own expense and without prejudice to AT&T or AT&T's continued provisioning of the Service to You or others, all claims or suits against AT&T covered by the exceptions in the preceding sentence and shall immediately cease any activity which gives rise to the alleged infringement. The indemnifying party will also pay all Damages and costs that by final judgment may be assessed against the indemnified party due to infringement by the indemnifying party.

11.2 Whenever AT&T is responsible under Section 11.1, AT&T may at its option either procure the right for You to continue using, or may replace or modify the alleged infringing Service so that the Service becomes noninfringing, but if those alternatives are not reasonably achievable, AT&T may terminate the affected Attachment without liability other than as stated in Section 11.1.

11.3 AT&T grants to You the right to permit Users to access and use the Services, provided that You shall remain solely responsible for the access and use by any User of the Services. You shall defend, indemnify and hold harmless AT&T from and against all Damages arising out of third party claims relating to Your or Users' use of the Service or Content or performance of the Service.

11.4 The indemnified party under this Article 11: (i) must notify the other party in writing promptly upon learning of any claim or suit for which indemnification may be sought, provided that failure to do so shall have no effect except to the extent the other party is prejudiced thereby; (ii) shall have the right to participate in such defense or settlement with its own counsel and at its sole expense, but acknowledges that the other party shall have control of the defense or settlement; and (iii) shall reasonably cooperate with the defense.

12.0     GENERAL PROVISIONS

12.1 Any supplement, modification or waiver of any provision of this Agreement must be in writing and signed by authorized representatives of both parties. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any other breach of this Agreement.

12.2 This Agreement may not be assigned by either party without the prior written consent of the other, except that either party may, without the other party's consent, assign this Agreement or any Attachment to a present or future Affiliate or successor, provided that any such assignment by You shall be contingent upon AT&T determining the assignee to be creditworthy and in compliance with any eligibility criteria for the Services. AT&T may subcontract work to be performed under this Agreement, but shall retain responsibility for all such work.

12.3 If any portion of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in effect and the parties shall promptly negotiate to replace invalid or unenforceable portions that are essential parts of this Agreement.

12.4 Any legal action arising in connection with this Agreement must begin within two (2) years after the cause of action arises.

12.5 All notices under this Agreement shall be in writing and either mailed by certified or registered mail, postage prepaid return receipt requested, sent by express courier or hand delivered and addressed to each party at the address set forth on the cover page of this Agreement or, if the notice relates to a specific Attachment, the address set forth in such Attachment, or such other address that a party indicates in writing.

12.6 State law issues concerning construction, interpretation and performance of this Agreement shall be governed by the substantive law of the State of New York, excluding its choice of law rules. The United Nations Convention on Contracts for International Sale of Goods shall not apply.

12.7 This Agreement does not provide any third party (including Users) with any remedy, claim, liability, reimbursement, cause of action or other right or privilege.

12.8 The respective obligations of You and AT&T, which by their nature would continue beyond the termination or expiration of any Attachment or this Agreement, including, without limitation, the obligations regarding confidentiality, publicity and Marks, and limitations of liability, shall survive termination or expiration.

12.9 THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SERVICES. THIS AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS, PROPOSALS, REPRESENTATIONS, STATEMENTS OR UNDERSTANDINGS, WHETHER WRIUEN OR ORAL, OR THE RIGHTS AND OBLIGATIONS RELATING TO THE SERVICES. THIS AGREEMENT SHALL NOT BE CONTRADICTED, OR SUPPLEMENTED BY ANY WRITTEN OR ORAL STATEMENTS, PROPOSALS, REPRESENTATIONS, ADVERTISEMENTS, SERVICE DESCRIPTIONS OR YOUR PURCHASE ORDER FORMS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR AN ATTACHMENT.